Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (the Registration Statement) and Registration Statements on Form S-8 (333-181071 and 333-169050) of Envestnet, Inc. of our report dated June 18, 2013 relating to the abbreviated financial statements of Wealth Management Solutions, a business line of Prudential Investments LLC, which appears in the Current Report on Form 8-K/A of Envestnet, Inc. filed on September 5, 2013.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
June 30, 2014